Exhibit 10.3

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICES AGREEMENT (this “Agreement”) is made on December 19, 2024 (“Signature Date”) with effect as of January 1, 2025 (the “Effective Date”) by and among GATOS SILVER, INC. (formerly, Sunshine Silver Mining & Refining Corporation), a company governed by the laws of the State of Delaware (“GSI”), OPERACIONES SAN JOSÉ DE PLATA, S. DE R.L. DE C.V., a variable capital company (sociedad de responsabilidad limitada de capital variable) governed by the laws of Mexico (“OpCo”), and MINERA PLATA REAL, S. DE R.L. DE C.V., a variable capital company (sociedad de responsabilidad limitada de capital variable) governed by the laws of Mexico (“MPR”, and together with GSI and OpCo, the “Parties”, and each a “Party”).

WHEREAS, the Parties entered into a services agreement dated January 23, 2015 (the “Original Services Agreement”);

AND WHEREAS, each of the Parties and Dowa Metals & Mining Co., Ltd. (“Dowa”) entered into an amended and restated joint venture agreement dated as of the Signature Date (the “A&R JVA”);

AND WHEREAS, in connection with the A&R JVA, the Parties wish to amend and restate the Original Services Agreement as provided for in this Agreement.

NOW, THEREFORE, the Parties, in consideration of the mutual promises contained in this Agreement, agree to amend and restate the Original Services Agreement, with effect as of the Effective Date, as follows:

1. Definitions.

(a) Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the A&R JVA.

(b) The following terms shall have the meanings referenced below:

“A&R JVA” has the meaning set forth in the recitals.

“First Party” has the meaning set forth in Section 18.

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.

“IFRS” means generally accepted accounting principles for publicly accountable enterprises being International Financial Reporting Standards as approved by the International Accounting Standards Board, as those principles may be amended from time to time, consistently applied to the relevant financial statements or records.

“OpCo” has the meaning set forth in the recitals.

“OpCo’s Information Recipients” has the meaning set forth in Section 20.

“Permit” means any permit, franchise, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by a Governmental Authority.

“Permitted Encumbrance” means, with respect to any Assets, (i) Encumbrances specifically approved by Requisite Partner Approval, (ii) mechanic’s, materialmen’s or similar Encumbrances incurred in the ordinary course of business if payment of the secured obligation is not yet overdue or being contested in good faith, (iii) Encumbrances for Taxes, assessments, concessions and land access payments and deposits, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or being contested in good faith, (iv) Encumbrances existing at the time of, or created concurrent with, the acquisition of the Assets, (v) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with, materially impair or materially impede the Business or Operations or the value or use of the Assets, (vi) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other similar obligations that are incurred in the ordinary course of Operations on the Assets, and (vii) Encumbrances consisting of (viii) rights reserved to or vested in any Governmental Authority to control or regulate the Assets, (ix) obligations or duties to any Governmental Authority with respect to any Permits and the rights reserved or vested in any Governmental Authority to terminate Permits or to condemn or expropriate property, and (x) zoning or other land use or Environmental Laws of any Governmental Authority.

“Second Party” has the meaning set forth in Section 18.

“Services” has the meaning set forth in Section 2(a).

“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party.

(c) All references in this Agreement to Exhibits, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited. The words “this Section” and “this subsection” and words of similar import, refer only to the Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under the Applicable Accounting Standard, as interpreted as of the Effective Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits referred to herein are attached hereto and by this reference incorporated herein for all purposes. References to any law or agreement shall mean such law or agreement as it may be amended from time to time.

2. Services; Delegation; Independent Contractor.

(a) Upon and subject to the terms and conditions of this Agreement, MPR engages OpCo to perform the services, actions, activities, obligations and other matters described in (i) this Agreement, and (ii) in Section 4.1, 10, 12 and 13 of the A&R JVA ((i) and (ii) together, the “Services”), which are hereby incorporated by reference into, and made a part of, this Agreement to the same extent as if expressly set forth herein. OpCo accepts such engagement and agrees to perform the Services in accordance with the terms and conditions set forth in this Agreement (including, without limitation, the provisions of the A&R JVA that are incorporated by reference into, and made a part of, this Agreement as described above). MPR grants, during the term of this Agreement and to the full extent permitted by applicable law, full authority to OpCo to do on behalf of MPR, in the name of MPR, all things which are necessary and proper to carry out the duties and responsibilities of OpCo under this Agreement, including the authority to execute for and on behalf of MPR such agreements and other documents, and to take such actions as may be necessary or appropriate in OpCo’s reasonable judgment for the performance of the Services. Notwithstanding anything to the contrary, any action or matter requiring Requisite Partner Approval pursuant to the A&R JVA shall not be taken or performed by OpCo unless and until the Requisite Partner Approval shall have been obtained pursuant to the A&R JVA.

(b) OpCo may delegate the authority granted by MPR to OpCo pursuant to the A&R JVA and this Agreement to its or its Affiliates’ employees, agents, consultants or independent contractors that are necessary or appropriate for the performance of the Services, and in each case, the performance of such Service in accordance with the standards of this Agreement shall satisfy OpCo’s obligation in full with respect to such Service. For purposes of this Agreement, all such employees shall remain employees of OpCo or such third party, as applicable.

(c) In the performance of the Services, OpCo conclusively shall be deemed an independent contractor, with the right and authority to direct and control all work being performed by the employees, contractors or agents of OpCo. MPR shall have no right or authority to supervise or give instructions to the employees, contractors or agents of OpCo, and such employees, contractors or agents at all times shall be under the direct and sole supervision and control of OpCo. It is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between MPR or GSI and the employees or agents of OpCo.

3. OpCo Duties. OpCo shall, subject to Section 12 and the Major Decisions requiring Requisite Partner Approval under the A&R JVA, have the following duties:

(a) Day to Day Operations. OpCo shall administer the day-to-day Operations of MPR and its Assets, and perform and supervise the performance of such other administrative functions necessary in the management of MPR, including collecting revenues and paying MPR’s debts and obligations maintaining appropriate computer services to perform such administrative functions;

(b) Monitoring and Reporting. OpCo shall monitor the operating performance of MPR and its Assets and provide periodic reports with respect thereto to MPR Board and the Partners, including comparative information with respect to such operating performance and budgeted or projected operating results;

(c) Retention of Advisors. OpCo shall assist MPR in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and compliance procedures;

(d) Agreements and Contracts. OpCo shall negotiate, execute, amend and terminate MPR’s agreements, manage and administer MPR’s rights and obligations under all agreements to which MPR is a party or by which MPR is bound and monitor compliance by MPR and by such counterparties to such agreements with the terms and conditions thereof;

(e) Bank Accounts. OpCo shall establish and maintain MPR’s bank accounts and banking arrangements, and to the extent of funds available and subject to receipt of MPR Board approval, shall reinvest MPR’s funds as OpCo may deem appropriate;

(f) Programs and Budgets. OpCo shall compile and propose the Budget for approval and manage, direct and control the Operations, Mining and Expansion or Modification in accordance with the Approved Budget (as may be amended pursuant to the terms of the A&R JVA);

(g) Implementation. OpCo shall implement all Major Decisions, shall make from MPR’s funds all expenditures necessary to carry out adopted Programs, and shall promptly advise the Board if MPR lacks sufficient funds for OpCo to carry out its responsibilities under this Agreement;

(h) Capital Calls. OpCo shall make Capital Calls, including Budgeted Capital Calls and Emergency Capital Calls, as necessary, in accordance with and subject to the terms of the A&R JVA;

(i) Available Cash. OpCo shall make a determination on an quarterly basis within forty-five (45) days after the end of each calendar quarter, of the Available Cash in accordance with the terms of the A&R JVA;

(j) Procurement. OpCo shall (i) purchase or otherwise acquire all materials, supplies, equipment, water, utility and transportation services required for the Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions;

(k) Title; Encumbrances. OpCo shall conduct such title examinations and cure such title defects as may be advisable in OpCo’s reasonable judgment, and keep the Assets free and clear of Encumbrances, except for Permitted Encumbrances, and all depreciable Assets acquired by OpCo in connection with the provision of the Services shall be acquired by, and held in the name of, OpCo;

(l) Underlying Agreements/Taxes. OpCo shall (i) make or arrange for all payments required by any Underlying Agreements and (ii) pay all Taxes on Operations and Assets, except (A) Taxes determined or measured by a Partner’s revenue or net income and (B) Taxes on production of Products that are distributed in-kind to a Partner, if any; provided, that if OpCo shall have the right to contest the validity or amount of any Taxes the Partner deems to be unlawful, unjust, unequal or excessive, OpCo will undertake such other steps or proceedings as the Partner may reasonably request to secure a cancellation, reduction, readjustment or equalization of such Taxes before such Taxes are required to be paid, but OpCo shall not permit or allow title to the Assets to be lost as the result of the nonpayment of any such Taxes;

(m) Compliance with Laws. OpCo shall (i) comply with applicable Laws, (ii) promptly provide notice to the Board of any allegations of a material violation of Laws, and (iii) prepare and file all reports or notices required by any Governmental Authority for Operations. OpCo shall timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to MPR;

(n) Litigation. OpCo shall initiate, prosecute and defend, and, if applicable, may settle all litigation, arbitrations or administrative proceedings arising out of Operations;

(o) Insurance. OpCo shall obtain insurance for the benefit of MPR, the Partners and OpCo as may otherwise be determined from time to time by the Board;

(p) Disposition of Assets. OpCo may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business;

(q) Maintenance of Assets. OpCo shall perform all assessment and other work and pay all fees to Governmental Authorities required by Law in order to maintain the mining concessions and surface access rights included within the Properties. OpCo may perform the assessment work under a common plan of exploration, and continued actual occupancy of such claims and sites is not required. OpCo shall not be liable for any determination by any Governmental Authority that the work performed by OpCo did not constitute the required annual assessment work or occupancy to preserve or maintain ownership of the claims; provided that the work was performed in accordance with accepted industry standards and the Approved Program and Approved Budget. OpCo shall timely record with the appropriate county and file with the appropriate Governmental Authority, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of fees to Governmental Authorities, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with applicable requirements;

(r) Changes to Mineral Rights. OpCo may (i) locate or amend any mineral concessions or surface access rights within the Project Area, (ii) locate any fractions resulting from such amendment or refiling, (iii) apply for mining concessions, surface access rights or other forms of mineral or real property tenure within the Area of Interest, (iv) abandon any mining concessions or surface access rights for the purpose of acquiring rights of a different scope, size or duration on the ground covered thereby, and (v) exchange with or convey to Mexico any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground.

(s) Accounting. OpCo shall, in accordance with the terms of Exhibit A hereto (as may be reviewed by the Board from time to time), (a) keep and maintain all required accounting and financial records and in accordance with customary cost accounting practices in the mining industry, (b) keep and maintain current balances of Capital Contributions, (c) keep and maintain an account of the Percentage Interests of the Partners in accordance with Section 3.1 of the A&R JVA, and (d) keep all MPR accounts separate and segregated from the individual accounts of OpCo;

(t) Reporting; Audits. OpCo shall (a) provide the reports to the Partners required under Section 14.5 of the A&R JVA, (b) permit the audits, inspections and access rights under Section 14.4(b) of the A&R JVA, and (c) obtain the independent audit required under Section 14.4(a) of the A&R JVA;

(u) Environmental Compliance Plan. OpCo shall prepare a plan for the Environmental Compliance for all Operations consistent with the requirements of applicable Laws or contractual obligations and shall include in each proposed Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligations pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations;

(v) Continuing Obligations. OpCo shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations. OpCo shall have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines. As part of each proposed Program and Budget, OpCo shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures. OpCo shall keep the Board reasonably informed about OpCo’s efforts to discharge Continuing Obligations. Authorized representatives of each Partner shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto; and

(w) Other Activities. OpCo shall undertake all other activities reasonably necessary to fulfill the foregoing.

4. Standards of Care. Subject to Section 16, OpCo shall discharge its duties under this Agreement and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound Mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all Underlying Agreements pertaining to the Project and the A&R JVA.

5. Emergencies. Notwithstanding anything to the contrary, in cases of an Emergency or Unexpected Expenditures, OpCo shall, subject to Section 12, promptly (a) make all notifications required under applicable Law to appropriate Governmental Authorities, (b) implement response and mitigation measures as are either required by applicable Law, industry practice or that, in OpCo’s good faith discretion, are otherwise advisable to respond to or mitigate the emergency, including to protect human health and the environment, and (c) commence any required remediation, maintenance or repair work necessary to keep the Project or other applicable MPR facilities operating safely or to restore the Project or facilities to safe operating condition, as applicable, and in accordance with all applicable statutes, rules and regulations or otherwise to minimize damage, in each case without necessity of obtaining MPR’s approval, but subject to the provisions of the A&R JVA. OpCo shall notify MPR and the Partners as promptly as reasonably practicable of such Emergency or Unexpected Expenditures, the mitigation, repair, restoration or remedial plans, and the status and nature of OpCo’s correspondence or discussions with Governmental Authorities in connection with such response, restoration, repair, remedial or restoration activities. Such notification shall be made by any method deemed appropriate by OpCo under the circumstances but, as soon as commercially practicable, shall also include notice pursuant to Section 21.

6. MPR Funds to Pay Charges. OpCo shall not be obligated to incur any cost or expense, and shall have no liability in connection with a decision to not incur any cost or expense, beyond those authorized in Approved Budgets (or any deviations therefrom that are permitted pursuant to the A&R JVA). All obligations of OpCo incurred in the performance of the Services shall be satisfied solely from funds of MPR, following Capital Calls to be made by OpCo in accordance with this Agreement and the A&R JVA.

7. Bank Accounts. All revenues and other funds of MPR will be deposited in its name in one or more bank accounts established by OpCo. All funds of MPR will be used solely for the business of MPR. All interest and other benefits relating to such accounts shall belong to MPR. All withdrawals from such accounts will be made only by OpCo or Person(s) designated by OpCo from time to time.

8. Taxes. MPR shall be responsible for the funding of all sales, use, gross receipts and similar taxes attributable to the design, construction, installation, administration, operation and maintenance of the Project and other Assets and facilities. MPR further agrees to fund any and all sales, use, gross receipts and similar taxes, penalties and interest imposed on OpCo based on the work performed pursuant to this Agreement.

9. Affiliate Transactions. MPR shall not enter into any agreement or contract (including the payment of any fees or other compensation) with OpCo, any Affiliate of OpCo or any Partner, or any material modification or amendment to any such agreement or contract, except as specifically provided in this Agreement or in then-current Approved Program and Approved Budget; provided that the Partners acknowledge that the services to be performed by OpCo may be delegated to any Affiliate of OpCo and performed by such Affiliate.

10. Changes to Mining Law. The Partners are aware that the mining Laws of Mexico or the State of Chihuahua pertaining to mining concessions, surface access rights, mining royalties and taxes, or related activities may be amended or new Laws may be enacted. In that event, OpCo shall have the option (but not the obligation, except to the extent required under Underlying Agreements) of maintaining the rights and obligations of MPR in and to the Properties and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert owned concessions and any leased concessions to any new property rights that may be created, and all of the terms and conditions of this Agreement shall apply to such new property rights. The Partners agree to cooperate with OpCo in this regard.

11. Term. The term of this Agreement begins on the Effective Date and ends upon the earlier of the dissolution of MPR or the resignation or removal of OpCo pursuant to Section 13.

12. GSI Oversight and Direction.

(a) Subject to Section 16:

(i) GSI shall (i) provide instructions, guidelines and strategic direction to OpCo and (ii) cause OpCo to, except in the case of Force Majeure, carry out its obligations under this Agreement, in each case in accordance with generally accepted industry practices and acting reasonably;

(ii) GSI shall act reasonably and in good faith in exercising oversight of OpCo; and

(iii) GSI shall make commercially reasonable efforts to cause OpCo to fulfil its obligations under this Agreement.

(b) OpCo shall:

(i) perform all Services;

(ii) perform all other services, actions, activities, obligations and other matters provided for in Sections 2, 5 and 7 of this Agreement; and

(iii) discharge all duties of OpCo under Section 3 of this Agreement,

in each case, in full accordance with such instructions, guidelines or strategic direction as are given by GSI to OpCo, subject only to the authority of, and any supervening decision of, MPR Board or the OpCo Board, as well as to the obligation to obtain Requisite Partner Approval prior to making any Major Decision.

13. Resignation; Removal; Replacement.

(a) Voluntary Resignation. OpCo may voluntarily resign at any time upon six (6) months’ prior notice to MPR. Acceptance of such resignation shall not be necessary.

(b) Deemed Resignation. OpCo shall automatically be deemed to resign without the requirement of notice or other notice of any kind effective immediately upon the occurrence of an Insolvency Event of OpCo.

(c) Removal. OpCo may be removed by Requisite Partner Approval and upon notice to OpCo.

(d) Replacement. If OpCo resigns voluntarily under Section 13(a) or is deemed to have resigned under Section 13(b) or is removed under Section 13(c), a successor service provider (who may be a Partner, an Affiliate of a Partner or a third party) shall be appointed pursuant to the A&R JVA, and a new services agreement will be executed to replace this Agreement. If the successor service provider is an Affiliate of GSI, then GSI shall be a party to the new services agreement, and if the successor service provider is not an Affiliate of GSI, GSI shall have the option (in its sole discretion) to be a party to the new services agreement.

(e) Release. Any removal of or resignation by OpCo pursuant to this Section 13 will release all of the Parties from any liability for all duties, responsibilities and obligations under this Agreement arising after the effective date of removal or resignation. The foregoing, however, will not relieve any of Parties from any liability it would otherwise have under this Agreement for acts or omissions which occurred on or before the effective date of removal or resignation or from compliance with Section 20.

14. Records and Audit. OpCo shall maintain true and accurate accounts of all expenses, disbursements, costs and liabilities chargeable to MPR, and all revenue accrued and invoiced, all of which shall be charged or credited to MPR, all in accordance with the Applicable Accounting Standard. At the request of any Partner, OpCo also shall provide financial statements in accordance with whichever of GAAP or IFRS is not then the Applicable Accounting Standard at the expense of the requesting Partner. OpCo shall maintain such books of account at its principal place of business and such shall be open to inspection and examination at reasonable times by each Partner in accordance with Section 14.3 of the A&R JVA. OpCo shall cause MPR to maintain all such books, records and accounts that are reasonably necessary or appropriate to ensure MPR’s compliance with the A&R JVA.

15. Reporting. Without limiting Section 14, OpCo shall transparently and timely share all information in possession of OpCo with GSI, including by providing regular reports (and, in any event, no less than one report per month) to GSI, and by providing additional information promptly upon GSI’s request.

16. Exculpation. Notwithstanding any contrary provision of this Agreement, GSI and OpCo shall not be liable or responsible to MPR or any Partner and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the GSI’s or OpCo’s, as applicable, fraud, willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Partner or its respective directors, officers, employees, agents, consultants, advisors (including legal, financial and accounting advisors), agents and contractors (collectively, “Representatives”) (other than GSI, OpCo, any Affiliate of GSI or OpCo, or any Representative designated by GSI or OpCo or any such Affiliate), to perform acts or to contribute amounts required under this Agreement, (ii) a lack of MPR funds, to the extent GSI and Dowa have each made all Capital Contributions required to be made by it under the A&R JVA, or (iii) the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been approved for the period, or (c) taken in good faith reliance on an Approved Program and Approved Budget or information, opinions, reports or statements presented by any other Partner or Representative of any other Partner, or by any other Person as to matters GSI or OpCo reasonably believes are within the other Person’s professional or expert competence.

17. Indemnification of GSI, OpCo and its Indemnitees. Subject to the limitations of the applicable law, MPR shall indemnify, defend and hold harmless GSI, OpCo and their respective Indemnitees from and against any Losses arising as a result of any act or omission of GSI or OpCo or their respective Indemnitees with respect to matters believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.

(a) Contract Rights. The rights granted under this Section 17 are contract rights, and no amendment, modification or repeal of this Section 17 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 17 could involve indemnification for negligence or strict liability. Notwithstanding the foregoing, MPR’s indemnification of GSI, OpCo and their respective Indemnitees as to third party claims shall be only with respect to such Losses that are not otherwise compensated by insurance.

(b) Advancement of Expenses. The rights to indemnification conferred in this Section 17 shall include the right to be paid or reimbursed by MPR the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to MPR of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 17 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 17 or otherwise.

(c) Non-Exclusive Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 17 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Board or the Requisite Partner Approval or otherwise.

(d) Invalidity. If this Section 17 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then MPR shall indemnify and hold harmless GSI, OpCo and their respective Indemnitees indemnified under this Section 17 as to the Losses to the full extent permitted by any portion of this Section 17 that has not been invalidated, and to the fullest extent permitted by applicable Law.

18. Disclaimer of Liability. AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER DAMAGES INCLUDING ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES. IF A PARTY TO THIS AGREEMENT (THE “FIRST PARTY”) PAYS OR OWES TO ANY PERSON NOT A PARTY TO THIS AGREEMENT, ANY COSTS, EXPENSES OR DAMAGES, INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, ACTUAL, DIRECT AND OTHER DAMAGES, IN SETTLEMENT OR SATISFACTION OF CLAIMS, AND SUCH COSTS, EXPENSES OR DAMAGES ARE COVERED BY ANOTHER PARTY’S (THE “SECOND PARTY”) INDEMNITY TO THE FIRST PARTY UNDER THIS AGREEMENT, THEN THE FIRST PARTY MAY RECOVER SUCH COSTS, EXPENSES OR DAMAGES FROM THE SECOND PARTY.

19. Force Majeure. If any Party is rendered unable, wholly or in part, by a Force Majeure Event to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure Event, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement as soon as reasonably practicable. Each Party affected by such Force Majeure Event shall act reasonably and with diligence to remedy the Force Majeure Event and resume performance with reasonable dispatch. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of the Party having the difficulty, and that the above requirements that any Force Majeure Event must be remedied with all reasonable dispatch will not require the settlement of strikes or lockouts by acceding to the demands of opposing party when such course is inadvisable in the discretion of the Party having the difficulty. The Party affected by Force Majeure Event shall provide the other Party with written notice of the Force Majeure Event, describing the Force Majeure Event in reasonable detail, as soon as commercially practicable after the affected Party learns of the occurrence of the Force Majeure Event. Any such notice delivered by OpCo to MPR shall also be delivered to the Partners.

20. Confidential Information. OpCo acknowledges that it may receive information from or regarding MPR and its Affiliates that constitutes trade secrets or which, due to contractual obligations, business concerns, statutes, regulations, or other considerations, is otherwise confidential. OpCo shall hold in strict confidence any such information it receives regarding MPR, whether written, visual or oral, including without limitation, Confidential Information and may not disclose any Confidential Information to any person other than a Partner, except for disclosures (a) by OpCo to OpCo’s Affiliates or OpCo’s Affiliates’ directors, officers, managers, partners, members, employees, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors or prospective purchasers of interests in OpCo or its Affiliates (collectively, “OpCo’s Information Recipients”) to the extent OpCo’s Information Recipients have a need to receive such Confidential Information and such disclosure is not prohibited by any law, statute or regulation, (b) compelled by law (but OpCo must notify MPR and the Partners promptly of any request for that information, before disclosing it, if practicable and to the extent such notification is not, in OpCo’s reasonable judgment, prohibited by applicable law), (c) of information (i) which is or becomes part of the public domain through no fault of or breach of this Agreement by OpCo; (ii) which OpCo can reasonably demonstrate was in its possession or that of OpCo’s Information Recipients on a non-confidential basis at the time of disclosure under or in connection with this Agreement; (iii) independently developed for OpCo or its Affiliates by its employees or contractors or those of its Affiliates and which was not derived or obtained, in whole or in part, from the Confidential Information; or (iv) received by OpCo or its Affiliates from a third party without obligation of confidentiality or restriction on use, provided that OpCo, after reasonable inquiry, has no reason to believe that the third party obtained the information directly or indirectly under a then-existing requirement of confidentiality. Any breach by any of OpCo’s Information Recipients of any of the provisions of this Section 20 shall be, and be deemed to be, a breach thereof by OpCo. OpCo acknowledges that any breach of the provisions of this Section 20 may cause irreparable injury to MPR for which monetary damages are inadequate, difficult to compute, or both. Accordingly, OpCo agrees that the provisions of this Section 20 may be enforced in addition to other available remedies, whether at law or equity, by specific performance. The terms of this Section 20 shall remain in full force and effect following the termination of this Agreement.

21. Notices. All notices required under this Agreement shall be deemed made when in writing and delivered by hand or courier delivery or transmitted by email:

To OpCo:

Operaciones San José de Plata, a S. de R.L. de C.V.

Valle Escondido 5500

Punto Alto E-2

Oficina 404

C.P. 31125

Chihuahua, Mexico

Attention:

Email:

To MPR:

Minera Plata Real, S. de R.L. de C.V.

Valle Escondido 5500

Punto Alto E-2

Oficina 404

C.P. 31125

Chihuahua, Mexico

Attention:

Email:

To GSI:

Gatos Silver, Inc.

925 W Georgia Street, Suite 910

Vancouver, BC V6C 3L2

Attention:

Email Address:

Any Party may change its address shown above by notifying the other Party, in writing, of such change in accordance with the notice provisions of this Section 21.

22. Waiver. No waiver by a Party of any breach or default of any of the terms and conditions contained in this Agreement shall be construed as a waiver of any subsequent breach or default whether of a like or different character.

23. Assignment. This Agreement shall be binding and extend to the benefit of the Parties and their respective successors and assigns. No Party shall assign any of its rights or obligations described in this Agreement without the prior written consent of the other Parties. Any assignment of this Agreement in violation of this section shall be null and void.

24. Third Party Beneficiaries. Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person not a party hereto any rights to remedies under or by reason of this Agreement.

25. Entire Agreement. This Agreement (together with the provisions of the A&R JVA incorporated by reference herein) constitutes the entire agreement and understanding of the Parties with respect to OpCo’s performance of the Services, and supersedes all other prior and contemporaneous agreements, whether written or oral, between the Parties. This Agreement may not be modified or amended except by an instrument signed by the Party to be bound.

26. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

27. Captions or Headings. The headings appearing at the beginning of each section of this Agreement are all inserted and included solely for convenience and shall not be considered or given any effect in construing this Agreement, or any provision(s) hereof, or in connection with determining the duties, obligations or liabilities of the respective parties hereto or in ascertaining intent, if any question of intent should arise.

28. Conflicts. In the event of a conflict between a provision contained within the main body of this Agreement and a provision contained within any exhibits attached hereto, the provision in the main body shall control. In the event of a conflict between a provision contained within this Agreement and the A&R JVA, the A&R JVA shall control.

29. Choice of Laws. Except for matters of title to the Properties or their Transfer, which will be governed by the law of their situs, this Agreement (including all exhibits and schedules hereto) and any disputes or claim, action, suit or legal proceeding (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination or construction of this Agreement will be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflict of laws that would permit or require the application of the substantive Laws of any other jurisdiction.

30. Disputes.

(a) This Section 30 shall apply to all disputes between the Parties arising under this Agreement except for disputes pertaining to Claims for indemnification which arise in connection with or grow out of Claims asserted against either Party by a third party. Any dispute among the Parties arising out of or in connection with this Agreement:

(i) will first be attempted to be resolved by the Parties through good faith negotiations and in connection therewith, any Party may request in writing that any other Party meet and commence such negotiations within a reasonable period of time (in any event no later than seven days) after the request;

(ii) such negotiations will be between senior representatives of management of each such Party; and

(iii) if within ten Business Days after commencement of the negotiations under paragraph (i), above, the dispute has not been resolved, any Party may refer the matter to dispute resolution in accordance with the provisions set out below.

(b) In the event of the Parties being unable to resolve any dispute under Section 30(a), any such dispute will be resolved: (a) in the case of a purely technical matter, by an expert agreed to by the Parties, acting reasonably; and (b) in the case of any other matter, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and each Party hereby consents to any such disputes being so resolved. Each Party will have the right to nominate one arbitrator each and the arbitrators so nominated will jointly nominate an arbitrator to act as chairman. In the event of being unable to agree on such an arbitrator, the Parties will proceed to the American Arbitration Association for the nomination of this arbitrator. The arbitration proceedings will take place in New York, New York in the English language and the seat of the arbitration proceedings will be New York, New York. The arbitrators will decide ex aequo et bono and in their award the extent to which the Parties will bear the arbitration costs. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction.

31. Construction. The language used in this Agreement will be deemed to be the language chosen by the joint action of the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

32. Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or otherwise be unenforceable for any reason, such provision will be deemed null and void, but this Agreement will remain in force in all other respects and in all other jurisdictions. Should any provision of this Agreement be or become ineffective because of changes in applicable Law or the interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement will not be affected thereby. If such circumstances arise, the Parties will negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by applicable Law.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MINERA PLATA REAL, S. DE R.L. DE C.V.

By:
Name:
Title:

OPERACIONES SAN JOSÉ DE PLATA, S. DE R.L. DE C.V.

By:
Name:
Title:

GATOS SILVER, INC.

By:
Name:
Title:

[Signature Page to the Amended and Restated Services Agreement]

EXHIBIT A

Accounting Procedures

1.	INTERPRETATION

(a) Terms defined in this Exhibit shall have the same meanings as set forth in the agreement. Capitalized terms used herein and not defined in the Agreement have the meanings ascribed to such term in the A&R JVA. In this Appendix the following words, phrases and expressions shall have the following meanings:

(i) “Counts” means a physical inventory counts.

(ii) “Joint Account” means the books of account maintained by OpCo to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Project and which are based on the traditional chart of accounts maintained by the Project for the Project’s accounting.

(iii) “Material” means the personal property, equipment and supplies acquired or held by OpCo pursuant to Approved Budgets, for use in the Project.

(iv) “Mine Office” means the office located at the Project and all ancillary facilities of that office.

(b) The accounting practices and cost allocation between MPR and OpCo listed in this Exhibit A are subject to Mexican tax requirements, including transfer pricing rules and amendments or changes thereto.

2.	DIRECT CHARGES

(a)	OpCo shall charge the Joint Account with the following items:

(i)	Operating and Maintenance Costs:

All costs directly relating to the Project including, but not limited to, equipment, materials and maintenance expenses from mine operations.

(ii)	General and Administrative Charges:

All costs directly related to maintaining and operating the Mine Office.

(iii)	Materials:

Materials purchased or furnished by OpCo.

(iv)	Transportation Charges:

The cost of transporting Materials necessary for the Project as well as all freight charges incurred in the trucking, rail and ocean transportation incurred in the delivery of Products.

(v)	Service Charges:

(1)	The cost of services and utilities procured from outside sources; and

(2)	Use and service of equipment and facilities furnished by OpCo.

(vi)	Damages and Losses to the Properties:

All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. If the damage or loss is estimated by OpCo to exceed applicable insurance deductible amounts, OpCo will provide the Board with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

(vii)	Legal Expense:

All costs of handling, investigating and settling litigation or recovering the Project on behalf of MPR or OpCo, including, without limiting generality, attorney’s fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims.

(viii)	Audit Expense:

All costs associated with OpCo’s responsibility to order annual audits under Section 14.4 of the A&R JVA including but not limited to audit fees and expenses paid to the independent audit firm and any costs incurred in preparing financial statements of the Project in accordance with whichever of GAAP or IFRS that is not then the Applicable Accounting Standard.

(ix)	Taxes:

All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Properties, the Project thereon, or the production therefrom, which have been paid by OpCo for the benefit of the Parties.

(x)	Insurance:

Net premiums paid for:

(1) such policies of insurance on or in connection with the Project as may be required to be carried by law;

(2) such other policies of insurance as OpCo may carry for the protection of the parties in accordance with the Agreement; and

(3) the applicable deductibles in event of an insured loss.

(xi)	Rentals:

Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Project.

(xii)	Permits:

Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(xiii)	Exploration Expenditures:

All Exploration expenditures necessary to increase and expand mineral reserves of the Project as outlined in the Approved Budget.

(xiv)	Lease Payments:

Fees, rentals and other similar charges required to be paid for entering into equipment leases necessary to the Project as outlined in the Approved Budget.

(xv)	Interest and Loan Repayments:

Fees, interests and principal repayments to loans for equipment necessary to the Project.

(xvi)	Other Expenditures:

Such other costs and expenses which are not covered or dealt with in the foregoing provisions of the Agreement, the Offtake Agreement or this Exhibit A as are incurred with the approval of the Board for the Project or as may be contemplated in the Agreement.

3.	PURCHASE OF MATERIALS

(a) OpCo shall purchase all Materials and procure all services required in the Project.

(b) Materials purchased and services procured by OpCo directly for the Project shall be charged to the Joint Account at the price paid by OpCo less all discounts actually received.

(c) Notwithstanding the foregoing provisions of this Section 3, OpCo, after having obtained the prior approval of the Board, shall be entitled to supply for use in connection with the Project equipment and facilities which are owned by OpCo and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

4.	DISPOSAL OF MATERIALS

(a) Any Partner may purchase from OpCo any Materials which may from time to time become surplus to the foreseeable need of the Project for such price and upon such terms and conditions as the Board may approve.

(b) The net revenues received from the sale of any Materials to third parties or to a Partner shall be credited to the Joint Account.

5.	INVENTORIES

(a) OpCo shall maintain records of Materials in reasonable detail.

(b) OpCo shall perform Counts from time to time at reasonable intervals, and in any event at or near the end of each calendar year. The independent external auditor of OpCo shall be given reasonable notice of each Count, and shall be given the opportunity to attend the Count.

(c) Forthwith after performing a Count, OpCo shall reconcile the inventory with the Joint Account. OpCo shall not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of OpCo.

6.	CAPITAL EXPENDITURES

OpCo shall manage capital expenditure projects on behalf of MPR as approved under any Approved Budget or otherwise by the Board. Management of capital expenditures shall include planning, engineering, securing quotations and procurement and implementation of capital projects. OpCo shall be entitled to charge the Joint Account for all capital expenditures made pursuant to an Approved Budget or as otherwise approved by the Board, and shall acquire assets in respect thereto in its name.

7.	REPORTING

OpCo shall provide summary production statistics in accordance with Section 14.5 of the A&R JVA on a monthly basis within ten (10) days of the end of the previous month. OpCo shall provide a quarterly report of net income and financial position in accordance with the Applicable Accounting Standard within forty five (45) days of the end of each quarter.

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